Exhibit 10.19

[MULTIFOODS LOGO]                                                  MEMO


DATE:       May 7, 1997

TO:         Jeffrey E. Boies

FROM:       Frank W. Bonvino

SUBJECT:    SUPPLEMENTAL RETIREMENT BENEFIT

The intent of this memorandum is to set forth the terms and conditions of the supplemental retirement benefit provided under Paragraph 6(c) of your employment offer letter dated September 24, 1996.

Paragraph 6(c) provides that you will be recommended for participation in the Management Benefit Plan of International Multifoods Corporation ("MBP") and will participate in the Multifoods Pension Equity Plan ("PEP"). Paragraph 6(c) further provides that you will receive additional retirement benefits equal to what you would have received under the MBP and the PEP if your service counted double for both benefit accrual and vesting purposes.

The PEP Plan is a "qualified" defined benefit pension plan that was adopted January 1, 1996, as a restructuring of a prior defined benefit plan maintained by Multifoods (called the "Employees' Retirement Plan of International Multifoods Corporation"). Employees with sufficient age and service as of January 1, 1996, are eligible to participate in the PEP under the same benefit formula that was in effect prior to the restructuring on January 1, 1996. Even though you do not satisfy the age and service requirements to be "grandfathered" under the prior benefit formula under the PEP, the grandfathered formula will be extended to you on a nonqualified basis under the MBP.

The MBP is a nonqualified excess benefit plan that generally provides the additional benefits that would have been provided under the PEP if the limits imposed under Code sections 401(a)(17) and 415 did not apply to your benefit under the PEP. The MBP also extends the grandfathered formula to certain individuals and provides such individuals with a bonus-based nonqualified arrangement.

The benefits described in this memorandum are in addition to those provided under the PEP and MBP.

SUPPLEMENTAL RETIREMENT BENEFIT

(a)     Definitions.  The following terms are used herein:

"Actuarial Equivalent" means a benefit of equivalent value when computed on the basis of mortality and interest rate assumptions recommended by an actuary and approved by the Senior Vice President - Finance and Chief Financial Officer or the Vice President and
Controller of the Company.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" means International Multifoods Corporation, and any successor thereto.

"Grandfathered Formula" means the benefit formula set forth in Appendix B of the PEP, which is a continuation of the benefit formula in effect under the PEP as of December 31, 1995 (then called the "Employees' Retirement Plan of International Multifoods Corporation").

"MBP" means the Management Benefit Plan of International Multifoods Corporation, as it may be amended from time to time.

"PEP" means the Multifoods Pension Equity Plan, as adopted January 1, 1996 (as a continuation of the Employees' Retirement Plan of International Multifoods Corporation), as it may be amended from time to time.

"Supplemental Retirement Benefit" means the benefit payable to you under the terms of this memorandum.

(b) Vesting Service. For purposes of determining your Supplemental Retirement Benefit, your vesting service under this memorandum will be equal to two times (2x) your vesting service earned under the PEP and MBP.

(c) Supplemental Retirement Benefit. You will be entitled to receive the following Supplemental Retirement Benefit:

(1) Less Than Five Years of Vesting Service. If you have less than 5 years of vesting service at your termination of employment, then you will not be entitled to any Supplemental Retirement Benefit.

(2) Five or More Years of Vesting Service. If you have 5 or more years of vesting service at your termination of employment, then your monthly benefit will be equal to "A" plus "B" minus "C" minus "D" below:

A   =     50% of your Bonus Base (calculated under the terms of the
MBP) divided by 12.

     plus

B   =     The greater of the following:

(i) The monthly benefit to which you would have been entitled under the PEP if (A) you were fully vested (regardless of whether you actually are vested), (B) your Base Points were equal to two times (2x) your actual Base Points, and your Integration Points were equal to two times your actual Integration Points, (C) your benefit was paid in the form of a single life annuity, and (D) the limits imposed under Code sections 401(a)(17) and 415 did not apply to your benefit under the PEP.

(ii) The monthly benefit to which you would have been entitled under the PEP if (A) you were fully vested (regardless of whether you actually are vested), (B) you were eligible to and did elect to have your benefit calculated under the Grandfathered Formula, (C) your Credited Service was equal to two times (2x) your actual Credited Service, (D) your benefit was paid in the form of a single life annuity, and (E) the limits imposed under Code sections 401(a)(17) and 415 did not apply to your benefit under the PEP.

minus

C   =     The monthly benefit (if any) actually paid to you under the
PEP (or, if you receive your benefit other than in the form of a single life annuity, the monthly benefit that would have been paid to you if you had received your benefit in the form of a single life annuity under the PEP).

     minus

D   =     The monthly benefit (if any) actually paid to you under the
MBP.

All monthly benefits described above will be computed as of the date of your termination of employment and each will be expressed in the form of a single life annuity starting as of the first day of the month after age 65 (or as of the first day of the month after your termination of employment, if your termination of employment occurs after age 65).

(d) Form of Benefit. The supplemental Retirement Benefit will be paid to you in the form of a single life annuity with monthly benefit payments. However, at the sole discretion of the Company, it may be paid in any other form. If it is paid in any form other than a single life annuity starting as of the first day of the month after you attain age 65, the benefit will be adjusted so that it is the Actuarial Equivalent of the benefit that would have been paid as a single life annuity starting as of the first day of the month after you attain age 65.

(e) Commencement of Benefit. The Supplemental Retirement Benefit will start as of the same day as the benefit paid to you under the PEP. If you have less than 5 years of vesting service under the PEP at your termination of employment (and thus are not entitled to a benefit), the Supplemental Retirement Benefit will start on the same day as the benefit would have been paid to you if you had 5 years of vesting service under the PEP.

(f) Spouse Benefit. If you have 5 or more years of vesting service, you die before your Supplemental Retirement Benefit is paid or starts to be paid to you, and you are survived by a spouse, that spouse will be entitled to a monthly benefit payable in the form of a single life annuity as follows:

(i) If you die at or after age 55, the benefit will start as of the first day of the month after your death, and the monthly amount of the benefit will equal the monthly amount of the survivor annuity that would have been paid to your spouse if you had retired and started to receive your Supplemental Retirement Benefit in the form of a joint and 100% survivor annuity, and then died.

(ii) If you die before age 55, the benefit will start as of the first day of the month after you would have reached age 55, and the monthly amount of the benefit will equal the monthly amount of the survivor annuity that would have been paid to your spouse if you had retired on the date of your death, survived to age 55 and started to receive your Supplemental Retirement Benefit in the form of a joint and 100% survivor annuity, and then died.


(g) No Effect on Employment Rights. This memorandum is not an employment agreement and nothing in this memorandum will confer on you the right to be retained in the employ of the Company, or limit any right of the Company to discharge you or otherwise deal with you without regard to the existence of this memorandum.

(h) FICA Taxes/Withholding. To the extent that benefit accruals hereunder are taken into account as amounts deferred under a nonqualified deferred compensation plan under Code section 3121(v), and thus are subject to tax under Code section 3101 ("FICA"), the Company may calculate the amount deferred and withhold against other compensation paid to you in any manner determined by it to be appropriate under Code section 3121(v).

Please indicate your receipt and acceptance of the terms of this memorandum by signing one of the enclosed copies and returning it at your earliest convenience.

                         INTERNATIONAL MULTIFOODS CORPORATION


                         /s/ Frank W. Bonvino
                         By:     Frank W. Bonvino
                         Its:     Vice President & General Counsel

cc:     Joyce G. Traver



______________________________________________________________________


                              ACCEPTANCE

I, Jeffrey E. Boies, hereby acknowledge receipt of this memorandum and hereby agree to the manner in which Paragraph 6(c) of my offer letter dated September 24, 1996, is to be implemented as set forth in this memorandum.

Dated: May 12, 1997

                              JEFFREY E. BOIES



                              /s/ Jeffrey E. Boies